EXHIBIT 2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-03057 of National Fuel Gas Company Tax Deferred Savings Plan for Non-Union Employees on Form S-8 of our report, dated June 23, 2000, relating to the financial statements which appear in this Form 11-K for the year ended December 31, 2000.

FREED MAXICK SACHS & MURPHY, P.C.

Buffalo, NY
June 27, 2001